Exhibit 5.1

Ostin Technology Group Co., Ltd.	D +852 3656 6054 E nathan.powell@ogier.com Reference: NMP/JTC/508281.000002

15 April 2025

Dear Sirs

Ostin Technology Group Co., Ltd. (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the filing of the Company’s prospectus supplement and the accompanying base prospectus which forms part of the registration statement on Form F-3 (File No. 333-279177) (including its exhibits, the Registration Statement) effective on 28 May 2024 (collectively, the Prospectus Supplement) with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act).

The Prospectus Supplement relates to the Company’s offering and sale of 9,090,908 Class A Ordinary Shares (as defined in below) (the Sale Shares), Class A Ordinary Share purchase warrants to purchase up to 90,909,080 Class A Ordinary Shares (the Warrants); and (iii) up to 90,909,080 Class A Ordinary Shares issuable upon exercise of the Warrants to several investors pursuant to the securities purchase agreement dated 14 April 2025 entered into by the Company and the investors in respect of the Sale Shares (the Agreement).

This opinion letter is given in accordance with the terms of the Legal Matters section of the Prospectus Supplement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined in below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li** Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	a copy of the certificate of incorporation of the Company dated 26 September 2019 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	a copy of the second amended and restated memorandum and articles of association of the Company as adopted by a special resolution effective on 28 March 2024 and filed with the Registrar on 3 April 2024 (the Memorandum and Articles);

(c)	a copy of a certificate of good standing dated 25 March 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	a copy of the certificate of incumbency dated 26 March 2025 (the Certificate of Incumbency) of the Company issued by the registered office provider of the Company;

(e)	a copy of the register of directors of the Company as provided to us on 15 April 2025 (the ROD);

(f)	the listed register of members of the Company provided to us on 8 April 2025 showing the total issued shares of the Company as at 8 April 2025 (the ROM, and together with the ROD, the Registers);

(g)	a copy of the Agreement;

(h)	a copy of the ordinary share purchase warrant;

(i)	a copy of a certificate from a director of the Company dated the date of this opinion as to certain matters of facts (the Director’s Certificate); and

(j)	a copy of the written resolutions of the directors of the Company dated 14 April 2025 approving among others, the Company’s filing of the Prospectus Supplement, entering into the Agreement, the Warrant and issuance of the Sale Shares (the Board Resolutions);

(k)	the Prospectus Supplement; and

(l)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Certificate of Incumbency, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Prospectus Supplement are true and correct copies and the Prospectus Supplement conform in every material respect to the latest drafts of the same produced to us and, where the Prospectus Supplement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions remain in full force and effect, have not been, and will not be rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions set out in the Agreement and the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Agreement and the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	the issuance and sale of the Sale Shares by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Memorandum and Articles nor any applicable law, regulation, order or decree in the Cayman Islands;

(i)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Class A Ordinary Shares and none of the Class A Ordinary Shares have been offered or issued to residents of the Cayman Islands;

(j)	upon the issue of the Sale Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(k)	the Company is, and after the allotment and issuance of the Sale Shares, will be able to pay its liabilities as they fall due; and

(l)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

Authorised Share capital

(b)	The authorised share capital of the Company is US$500,000 divided into 4,991,000,000 Class A ordinary shares of a par value of US$0.0001 each (the Class A Ordinary Shares), 8,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

Corporate Power

(c)	The Company has all requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Agreement to which it is a party and to issue the Sale Shares.

Corporate Authorisation

(d)	The Company has taken all requisite corporate action to authorise the issuance and sale of the Sale Shares under the Prospectus Supplement.

Valid Issuance of Sale Shares

(e)	The Sale Shares have been duly authorised by the board of directors of the Company for issue and when:

(i)	full payment of consideration as specified in the Agreement has been received by the Company; and

(ii)	such issuance of Sale Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Prospectus Supplement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Prospectus Supplement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to our firm under the headings “Legal Matters” of the Prospectus Supplement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus Supplement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the offer and sale of the Sale Shares and while the Registration Statement and the Prospectus Supplement are effective.

Yours faithfully

/s/ Ogier
Ogier